Exhibit 99.1

Rithm Capital Corp. Elects Peggy Hwan Hebard to the Board of Directors

•	Addition of Peggy Hwan Hebard to the Board of Directors adds further depth to the Board’s financial services, corporate advisory, strategic planning and public board experience

•	Ms. Hebard will be a member of the Board of Director’s Audit Committee and Compensation Committee

NEW YORK – (BUSINESS WIRE) – Rithm Capital Corp. (NYSE:RITM, “Rithm Capital” or the “Company”) announced today that the Board of Directors of the Company (the “Board”) has elected Peggy Hwan Hebard as an independent member of the Board, effective as of January 1, 2023.

“We are extremely excited to announce Peggy as a new addition to our Board of Directors during an exciting time in Rithm Capital’s continued evolution,” said Michael Nierenberg, Chairman, Chief Executive Officer and President of Rithm Capital. “Peggy’s extensive experience in and knowledge of the financial services industry, public boards and strategic transaction advising will be valuable assets to our Board. The addition of Peggy to our Board complements our existing directors’ skills and experiences. We look forward to working with Peggy as we continue to execute on our strategy, diversify and drive growth across our businesses and enhance value for all of our stakeholders.”

Background on Peggy Hwan Hebard

Ms. Hebard is currently the Chief Financial Officer and Chief Operating Officer at the Children’s Museum of Manhattan.  Her prior work experience included fourteen years as a Senior Advisor to the Executive Office at The Metropolitan Museum of Art, a debt ratings analyst at Standard & Poor’s, an investment banker at Credit Suisse First Boston, a consultant at PwC working with companies in the financial services industry, and an auditor at Coopers & Lybrand.  She has an MBA from the Yale School of Management, a master’s degree from Johns Hopkins, and a BS from the Wharton School at the University of Pennsylvania.  She holds the CFA and CPA designations.

Additionally, Ms. Hebard served on the Board of Directors of Turning Point Brands (NYSE: TPB) from September 2018 until April 2021, during which time she served on the Audit and Compensation committees and led a special committee overseeing a strategic M&A transaction.

ABOUT RITHM CAPITAL

Rithm Capital is a manager of assets and investments focused on the real estate and financial services industries. The Company seeks is to provide attractive risk-adjusted returns across interest rate environments through a complementary portfolio of investments and operating businesses. Since inception in 2013, Rithm Capital has delivered approximately $4.3 billion in dividends to shareholders. Rithm Capital’s investments in operating entities include leading origination and servicing platforms held through its wholly-owned subsidiaries, Newrez LLC, Caliber Home Loans Inc., and Genesis Capital LLC, as well as investments in affiliated businesses that provide residential and commercial real estate related services. Rithm Capital is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes and is headquartered in New York City.

Investor Relations
212-850-7770
IR@RithmCap.com